FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER RESULTS

Year-to-Date Diluted EPS up 37.4% on 22.4% Increase in Net Sales

Affirms Current 2011 Guidance

New York, New York, November 9, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2011.

Third Quarter 2011 Compared to Third Quarter 2010:
•	Net sales increased 42.1% to $171.7 million from $120.9 million; at comparable foreign currency exchange rates, net sales rose 36%;
•	European-based operations generated sales of $154.7 million, up 41.7% from $109.2 million;
•	Sales by U.S.-based operations were $17.0 million, up 45.9% from $11.7 million;
•	Gross margin was 63% compared to 59%;
•	S, G & A expense as a percentage of sales was 51% compared to 45%;
•	Operating margins were 12.6% of net sales compared to 13.7% of net sales;
•	Net income attributable to Inter Parfums, Inc. rose 24.5% to $10.4 million from $8.4 million; and,
•	Basic and diluted earnings per share increased 21.4% to $0.34 from $0.28.

Through the first nine months of 2011, net sales were $426.1 million or 22.4% ahead of $348.0 million in the same period of 2010.  At comparable foreign currency exchange rates, net sales rose approximately 18%.  Net income attributable to Inter Parfums, Inc. increased 38.5% to $28.2 million or $0.92 per basic and diluted share from $20.4 million or $0.67 per basic and diluted share.

Jean Madar, Chairman & CEO of Inter Parfums, noted, “Spurred by the global launch of Burberry Body, Burberry fragrance sales were up 29% in local currency for the quarter.  Our European-based operations also benefited from the continued strong momentum of the Jimmy Choo and Montblanc fragrance launches and the commencement in January 2011 of European-based product distribution in the U.S. by Interparfums Luxury Brands, a subsidiary of Inter Parfums, S.A.  With respect to U.S.-based operations, the comparable quarter sales increase was driven by a strong performance in international distribution of our specialty retail products.  Of special note, Banana Republic, Gap and bebe product lines are performing especially well in overseas markets.  Also during the third quarter, we launched Too Too by Betsey Johnson and bebe Gold.”

Discussing factors impacting third quarter profitability, Russell Greenberg, Executive Vice President & Chief Financial Officer pointed out, “The gross margin improvement was primarily due to booking wholesale rather than ex-factory sales by Interparfums Luxury Brands, which was offset slightly by a weaker dollar compared to last year.  Product mix and promotional sales accounted for the remaining fluctuations in gross margin.  The significant increase in S, G & A expense in both dollars and as a percentage of sales was, as we had forecast, due to increased advertising and promotional expenditures overall, but especially in connection with the global launch of Burberry Body.  In addition, as was the case in the first half of the year, we are responsible for 100% of the cost of advertising support for prestige fragrance brands distributed in the U.S.; last year such expenses were shared with our former U.S. distributor.  Our effective income tax rate was 40.5% in the current third quarter versus 32.5% for the corresponding period of 2010 reflecting an agreement in principle with the French Tax Authority on the consequences of a tax audit, which covered both income and non-income tax items.  As a result, as of September 30, 2011, we increased income tax expense by $1.7 million and reduced a reserve for contingency related to non-income tax items recorded in 2010 by $1.3 million.”

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Inter Parfums, Inc. News Release	Page 2
November 9, 2011

Mr. Greenberg noted, “The accounts receivable balance at September 30, 2011 is up 42% from the June 30, 2011 balance, which corresponds to the 42% sequential quarterly increase in net sales.  We closed the third quarter with inventories of $182.3 million or about $6.0 million more than at the start of the quarter and $72.0 million more than at the start of the year, which reflects the needed inventory build to support anticipated sales growth and new licensing activities in both European operations and U.S. operations.”

Affirms 2011 Guidance & Announces Planned Release Date for 2012 Guidance
Mr. Greenberg concluded, “As we recently reported, we now expect 2011 sales to approximate $570.0 million resulting in net income attributable to Inter Parfums, Inc. of approximately $32.5 million or $1.05 per diluted share.  Guidance assumes the dollar remains at current levels.  We also plan to announce our initial guidance for 2012 on November 16, 2011.”

Dividend
The Company’s regular quarterly cash dividend of $0.08 per share will be payable on January 13, 2012 to shareholders of record on December 30, 2011.

Conference Call
Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, November 10, 2011.  Interested parties may participate in the call by dialing 201 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 3
November 9, 2011

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$171,706	$120,853	$426,132	$347,991

Cost of sales	63,123	49,578	155,973	140,271

Gross margin	108,583	71,275	270,159	207,720

Selling, general and administrative expenses	87,038	54,692	212,226	163,630

Income from operations	21,545	16,583	57,933	44,090

Other expenses (income):
Interest expense	687	529	1,517	1,627
(Gain) loss on foreign currency	(1,239)	(461)	(1,091)	2,435
Interest income	(241)	(382)	(947)	(977)

	(793)	(314)	(521)	3,085

Income before income taxes	22,338	16,897	58,454	41,005

Income taxes	9,054	5,488	21,402	13,663

Net income	13,284	11,409	37,052	27,342

Less: Net income attributable to the noncontrolling interest	2,851	2,961	8,867	6,988

Net income attributable to Inter Parfums, Inc.	$10,433	$8,448	$28,185	$20,354

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.34	$0.28	$0.92	$0.67
Diluted	$0.34	$0.28	$0.92	$0.67

Weighted average number of shares outstanding:
Basic	30,539	30,443	30,506	30,332
Diluted	30,698	30,564	30,676	30,441

Dividends declared per share	$0.08	$0.065	$0.24	$0.195

Inter Parfums, Inc. News Release	Page 4
November 9, 2011

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)
(Unaudited)

ASSETS
	September 30, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$23,185	$37,548
Short-term investments	6,752	49,391
Accounts receivable, net	167,630	97,593
Inventories	182,300	109,840
Receivables, other	2,300	3,688
Other current assets	2,036	4,635
Deferred tax assets	7,421	7,230

Total current assets	391,624	309,925

Equipment and leasehold improvements, net	14,485	11,207

Goodwill	3,691	3,654

Trademarks, licenses and other intangible assets, net	110,760	111,402

Other assets	1,505	1,917

Total assets	$522,065	$438,105

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$20,377	$5,250
Current portion of long-term debt	7,578	11,090
Accounts payable - trade	94,112	52,694
Accrued expenses	54,932	47,413
Income taxes payable	3,658	7,905
Dividends payable	2,443	1,979

Total current liabilities	183,100	126,331

Long-term debt, less current portion	-	5,039

Deferred tax liability	6,315	6,789

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,539,381 and 30,445,881 shares at September 30, 2011 and December 31, 2010, respectively	31	30
Additional paid-in capital	50,566	48,887
Retained earnings	226,450	205,453
Accumulated other comprehensive income	16,742	14,757
Treasury stock, at cost, 10,009,492 common shares at September 30, 2011 and December 31, 2010	(34,151)	(34,151)

Total Inter Parfums, Inc. shareholders’ equity	259,638	234,976

Noncontrolling interest	73,012	64,970

Total equity	332,650	299,946

Total liabilities and equity	$522,065	$438,105